Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings Per Share of $0.59 and $3.10 Excluding Transformation and Other Related Actions; $0.27 and $2.79 on a GAAP Basis

Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 5, 2014--Coach, Inc. (NYSE:COH, SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today reported net sales of $1.14 billion for its fourth fiscal quarter ended June 28, 2014, compared with $1.22 billion reported in the same period of the prior year, a decrease of 7%. On a constant currency basis, total sales declined 6% for the period. Net income for the quarter totaled $164 million, with earnings per diluted share of $0.59, excluding transformation and other related actions. This compared to net income of $254 million and earnings per diluted share of $0.89, in the prior year’s fourth quarter, excluding restructuring and transformation-related charges. Reported net income totaled $75 million with earnings per diluted share of $0.27 compared to the prior year’s reported net income of $221 million and earnings per diluted share of $0.78.

For the fiscal year, net sales declined 5% to $4.81 billion from $5.08 billion the prior fiscal year while net income excluding transformation and other related actions was $870 million versus $1.07 billion in the prior year. On a constant currency basis sales declined 3% for the year. In addition, diluted earnings per share on a non-GAAP basis totaled $3.10 as compared $3.73 in the prior year. Reported net income for the year totaled $781 million and earnings per diluted share were $2.79, compared to reported net income for the prior year of $1.03 billion with earnings per diluted share of $3.61.

Victor Luis, Chief Executive Officer of Coach, Inc. said, “The fourth quarter capped a challenging year for the company, most notably in the North America women’s bag and accessory business. However, it was also a year of many accomplishments for Coach, including the successful integration of our retail businesses in Europe, surpassing $500 million in sales in China, and driving Men’s to about $700 million in sales globally. Most importantly, we laid the groundwork for our brand transformation. A crucial milestone was the arrival of Executive Creative Director Stuart Vevers last September, who has already had a significant impact on the creative direction of the brand. This was highlighted by our first New York Fashion Week presentation in February and the editorial praise his inaugural collection received globally. We also developed our new retail concept, inspired by our New York City heritage, using an iconic materials palette that is distinctively Coach.”

“Most recently in June, we unveiled our comprehensive long-term strategic plan to reinvigorate our business, and rewrite the Coach playbook to achieve growth and leadership. We are taking the key transformation actions to enable the strategic path forward, embarking on the execution phase of our journey.”

For the quarter, on a non-GAAP basis, operating income totaled $231 million compared to $371 million in the prior year, while operating margin was 20.4% versus 30.3%. During the quarter, on a non-GAAP basis, gross profit totaled $789 million versus $892 million a year ago, while gross margin was 69.4% versus 73.0%. SG&A expenses, as a percentage of net sales, totaled 49.0% on a non-GAAP basis, compared to 42.6% in the year-ago quarter.

For the quarter, reported operating income totaled $100 million, while operating margin was 8.8%. Reported gross profit was $706 million, while gross margin was 62.2%. SG&A expenses, as a percentage of net sales, totaled 53.4% on a reported basis. Similarly, on a reported basis, operating income for the fourth quarter of FY13 was $318 million with a 26.0% margin and the SG&A expense ratio was 46.6%.

For the full year FY14, on a non-GAAP basis, operating income totaled $1.25 billion versus $1.58 billion in the prior year, while operating margin was 26.0% versus 31.1%. Non-GAAP gross profit was $3.38 billion as compared to $3.70 billion a year ago. Gross margin was 70.3% versus 73.0% a year ago, on a non-GAAP basis. SG&A expenses, as a percentage of net sales, totaled 44.3% on a non-GAAP basis, compared to 41.9% in fiscal 2013.

For the full year FY14, reported operating income totaled $1.12 billion, while operating margin was 23.3%. Reported gross profit was $3.30 billion, while gross margin was 68.6%. SG&A expenses, as a percentage of net sales, totaled 45.3% on a reported basis. Similarly, on a reported basis, operating income for the fiscal year 2013 was $1.52 billion with a 30.0% margin and the SG&A expense ratio was 42.8%.

During the fourth quarter of FY14, the company recorded charges of approximately $132 million for transformation and other related actions. These charges consisted primarily of the realignment of inventory, impairment charges and costs related to store closures. These actions increased the company’s cost of sales by $82 million and SG&A expenses by $49 million in the period, negatively impacting net income by $88 million after tax or $0.31 per diluted share. As previously announced, additional expenses related to the transformation will be incurred in fiscal 2015. The company expects to capture $70 million in savings related to its transformation initiatives in fiscal 2015 and approximately $150 million in ongoing annual savings beginning in fiscal 2016.

During the fourth quarter of FY13, the company recorded charges of $53 million for restructuring and transformation. These actions increased the company’s SG&A expenses by $48 million and cost of sales by $5 million in the period, negatively impacting net income by $33 million after tax or $0.11 per diluted share.

The company had previously announced that during fiscal year 2014, it repurchased and retired over 10.2 million shares of its common stock at an average cost of $51.27, spending a total of $525 million. At the end of the year approximately $835 million remained under the company’s current repurchase authorization.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on September 29, 2014 to shareholders of record as of the close of business on September 9, 2014.

Fourth fiscal quarter and fiscal year sales results in each of Coach’s primary segments were as follows:

  Total North American sales decreased 16% for the quarter to $691 million from $825 million last year. North American direct sales declined 15% for the quarter with comparable store sales down 17%. At POS, sales in North American department stores were modestly above prior year while shipments into this channel decreased, as expected.

  For the full year, total North American sales decreased 11% to $3.10 billion from $3.48 billion last year. North American direct sales declined 10% for the year with comparable store sales down 15%. At POS, sales in North American department stores were slightly below prior year while shipments into this channel also declined as planned.
  International sales increased 7% for the quarter to $414 million from $388 million last year. On a constant currency basis, sales rose 9% for the quarter. China results continued to be very strong, with total sales growing 20% and comparable store sales rising at a double-digit rate. In Japan, sales were down 6% versus prior year on a constant-currency basis, while dollar sales declined 10%, reflecting the weaker yen. Shipments into international wholesale accounts declined, while underlying POS sales rose.

  For the full year, international sales rose 6% to $1.64 billion from $1.56 billion generated in fiscal 2013. On a constant currency basis, sales rose 12% for the year. China results were robust, with total sales growing over 25% to $545 million and comparable store sales rising at a double-digit rate. In Japan, sales were equal to prior year on a constant currency basis, while dollar sales declined 14%, reflecting the weaker yen. Shipments into international wholesale accounts were even with prior year, while underlying POS sales increased.

Mr. Luis added, “It’s important to note that Coach is a strong brand participating in a vibrant and growing global category. While the competitive landscape has shifted, we’re keenly aware of the evolving market context and have a clear vision on how to address our challenges. Importantly, we have the right team, the operational experience and the resources to execute our plan. While this is a journey, we believe the opportunities for our brand, our shareholders and our team are compelling.”

“As we look to FY15, we’re investing to achieve long-term sustainable growth and a return to best-in-class profitability over our planning horizon. We’re particularly excited about the re-platforming of our brand with the launch of Stuart’s first collection starting this fall. We will also be introducing our new modern luxury retail concept in several key locations during holiday. Our global brand message will reinforce our distinctive positioning of effortless New York style through the use of iconic brand elements and the City’s dynamic landscape as backdrop. Taken together, these initiatives will pave the way for the celebration of our 75th anniversary commencing in September of 2015,” Mr. Luis concluded.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 5, 2014. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (EDT) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report first quarter financial results on Tuesday, October 28, 2014. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, with headquarters in New York, is a leading design house of modern luxury accessories and lifestyle collections. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," “ahead,” "estimate," "on track," “on course,” “forward to,” “future,” “to lead,” “to provide,” “to delivering,” “believe,” “to reinvigorate,” “to achieve,” “to enable,” “return to,” “to execute,” "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended June 28, 2014 and June 29, 2013
(in thousands, except per share data)

	(unaudited)		(audited)
	QUARTER ENDED		YEAR ENDED
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net sales	$1,136,216	$1,222,688	$4,806,226	$5,075,390

Cost of sales	429,844	335,278	1,509,263	1,377,242

Gross profit	706,372	887,410	3,296,963	3,698,148

Selling, general and
administrative expenses	606,584	569,656	2,176,889	2,173,607

Operating income	99,788	317,754	1,120,074	1,524,541

Interest income, net	529	1,046	2,181	2,369

Other expense	-	(1,043)	-	(6,384)

Income before provision for income taxes	100,317	317,757	1,122,255	1,520,526

Provision for income taxes	25,042	96,414	340,919	486,106

Net Income	$75,275	$221,343	$781,336	$1,034,420

Net income per share

Basic	$0.27	$0.79	$2.81	$3.66

Diluted	$0.27	$0.78	$2.79	$3.61

Shares used in computing
net income per share

Basic	274,223	281,327	277,790	282,494

Diluted	276,408	285,317	280,379	286,307

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 28, 2014 and June 29, 2013
(in thousands, except per share data)
(unaudited)

	June 28, 2014
	GAAP Basis	Transformation and	Non-GAAP Basis
	(As Reported)	Other Related Actions (1)	(Excluding Items)

Gross profit	$706,372	$(82,192)	$788,564

Selling, general and administrative expenses	$606,584	$49,315	$557,269

Operating income	$99,788	$(131,507)	$231,295

Income before provision for income taxes	$100,317	$(131,507)	$231,824

Provision for income taxes	$25,042	$(43,226)	$68,268

Net income	$75,275	$(88,281)	$163,556

Diluted Net income per share	$0.27	$(0.32)	$0.59

	June 29, 2013
	GAAP Basis	Restructuring and	Non-GAAP Basis
	(As Reported)	Transformation-Related Charges(2)	(Excluding Items)

Gross profit	$887,410	$(4,800)	$892,210

Selling, general and administrative expenses	$569,656	$48,402	$521,254

Operating income	$317,754	$(53,202)	$370,956

Income before provision for income taxes	$317,757	$(53,202)	$370,959

Provision for income taxes	$96,414	$(20,634)	$117,048

Net income	$221,343	$(32,568)	$253,911

Diluted Net income per share	$0.78	$(0.11)	$0.89

(1) Charges related to the donation/destruction of inventory, impairment charges related to retail stores, store closure costs (including severance and accelerated depreciation), and accelerated depreciation of existing store assets in connection with the updating of such stores.

(2) Charges related to corporate restructuring-related expenses and impairment charges related to retail stores and inventory.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 28, 2014 and June 29, 2013
(in thousands, except per share data)
(unaudited)

June 28, 2014
	GAAP Basis	Transformation and	Non-GAAP Basis
	(As Reported)	Other Related Actions (1)	(Excluding Items)

Gross profit	$ 3,296,963	$ (82,192)	$ 3,379,155

Selling, general and administrative expenses	$ 2,176,889	$ 49,315	$ 2,127,574

Operating income	$ 1,120,074	$ (131,507)	$ 1,251,581

Income before provision for income taxes	$ 1,122,255	$ (131,507)	$ 1,253,762

Provision for income taxes	$ 340,919	$ (43,226)	$ 384,145

Net income	$ 781,336	$ (88,281)	$ 869,617

Diluted Net income per share	$ 2.79	$ (0.31)	$ 3.10

June 29, 2013
	GAAP Basis	Restructuring and	Non-GAAP Basis
	(As Reported)	Transformation-Related Charges(2)	(Excluding Items)

Gross profit	$ 3,698,148	$ (4,800)	$ 3,702,948

Selling, general and administrative expenses	$ 2,173,607	$ 48,402	$ 2,125,205

Operating income	$ 1,524,541	$ (53,202)	$ 1,577,743

Income before provision for income taxes	$ 1,520,526	$ (53,202)	$ 1,573,728

Provision for income taxes	$ 486,106	$ (20,634)	$ 506,740

Net income	$ 1,034,420	$ (32,568)	$ 1,066,988

Diluted Net income per share	$ 3.61	$ (0.11)	$ 3.73

(1) Charges related to the donation/destruction of inventory, impairment charges related to retail stores, store closure costs (including severance and accelerated depreciation), and accelerated depreciation of existing store assets in connection with the updating of such stores.

(2) Charges related to corporate restructuring-related expenses and impairment charges related to retail stores and inventory.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 28, 2014 and June 29, 2013
(in thousands)
(audited)

	June 28,	June 29,
	2014	2013
ASSETS

Cash, cash equivalents and short term investments	$868,626	$1,134,891
Receivables, net	198,577	175,477
Inventories	526,175	524,706
Other current assets	261,839	235,873

Total current assets	1,855,217	2,070,947

Property and equipment, net	713,900	694,771
Other noncurrent assets	1,094,014	766,179

Total assets	$3,663,131	$3,531,897

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$153,870	$178,857
Accrued liabilities	518,763	543,153
Current debt	140,485	500

Total current liabilities	813,118	722,510

Long-term debt	-	485
Other liabilities	429,360	399,744

Stockholders' equity	2,420,653	2,409,158

Total liabilities and stockholders' equity	$3,663,131	$3,531,897

COACH, INC.

Store Count

At March 29, 2014 and June 28, 2014

(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count:	March 29, 2014	(Closures)	June 28, 2014

North America	543	(4)	539

Japan	199	(1)	198

China (PRC, Hong Kong & Macau)	147	6	153

Asia - Other	96	1	97

Europe	26	1	27

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Manager, Investor Relations